Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ovintiv U.S. Retirement Plan

Denver, CO

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-188758) of Ovintiv Inc. of our report dated June 24, 2025, relating to the Statement of Net Assets Available for Benefits as of December 31, 2024 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes and supplemental schedule of the Ovintiv U.S. Retirement Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Denver, CO

June 24, 2025